8226 Philips Highway, Suite 102	Investor Relations Contact: Michael Shannon
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com
Redwire Corporation Reports Full Fiscal Year 2021 Financial Results
Significant new business wins, order volume and robust backlog demonstrate strength and breadth of Redwire’s breakout space infrastructure solutions
Company confirms no material misstatements or restatements of previously filed financial statements following completion of investigation
JACKSONVILLE, Fla.  / March 31, 2022 Redwire Corporation (NYSE: RDW), a leader in mission critical space solutions and high reliability components for the next generation space economy, today announced results for its fiscal year ended December 31, 2021.
Business Highlights
•Total backlog1 increased to $271.6 million as of December 31, 2021, providing substantial visibility into future revenue growth.
•Acquired Techshot Inc., a leader in on-orbit manufacturing, biotechnology in microgravity, and bioprinting needed for commercial space-based biotechnology and pharmaceutical research and development.
•Contributed key technologies to 12 different launches and successful deployment of space capabilities during the year.
•Delivered the first of three pairs of innovative and patented roll out solar array (ROSA) solar arrays that were successfully installed on the International Space Station (“ISS”), which will deliver an expected 30+% increase in aggregate power. This capability was also successfully utilized for the DART NASA planetary defense mission and is expected to be used for the planned Lunar Gateway.
•Partnered with leading space companies on the new Orbital Reef project, a strategic next generation commercial ecosystem in Low Earth Orbit (“LEO”). The project is expected to utilize Redwire’s state of the art capabilities, including its ROSA technology, digital engineering, and microgravity manufacturing expertise.
•Completed a critical milestone with a large-scale 3D printing test for the Archinaut One mission, significantly reducing the risk for the first-of-its kind robotics satellite assembly mission, which is expected to revolutionize the satellite manufacturing market. Robotic satellite assembly has the potential to expand mission capabilities and meaningfully reduce launch costs compared to traditional satellite launches.
•Delivered the first set of wired cameras for the Artemis III Orion Camera System, an array of navigation cameras developed for NASA’s Orion spacecraft. The Orion next generation spacecraft is for deep space missions and is expected to carry the first woman, next man, and other explorers to sustainably explore the Moon's surface.
2021 Financial Highlights:
•Revenue increased $96.8 million, or 237%, to $137.6 million for 2021, from $40.8 million for the Successor 2020 Period2.
•Net Loss and Adjusted EBITDA1 were $61.5 million and $1.3 million, respectively, for 2021. Pro forma Adjusted EBITDA1 increased $1.6 million to $3.2 million for 2021, from $1.6 million for the Successor 2020 Period.
•On March 25, 2022, the Adam Street Partners Senior Secured Revolving Credit Facility was upsized from $5.0 million to $25.0 million, providing enhanced liquidity.

1 Total backlog, a key business measure, as well as Adjusted EBITDA and Pro forma Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. See “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of Total backlog, Adjusted EBITDA and pro forma Adjusted EBITDA.
2 The Successor 2020 Period, from February 10, 2020 (Company inception) through December 31, 2020, includes the results of Adcole, DSS, MIS, Roccor and LoadPath from their respective acquisition dates as the entities were acquired during the period.

“Redwire continues to deliver the foundational technologies for the present and future of space infrastructure.”, said Peter Cannito, Chairman and CEO. “Our strong heritage, world-class team of experts, market leading position in In Space 3D Printing Manufacturing and Biotechnology and a broad portfolio of patented space products give us a competitive edge in the market. Our position is bolstered by our Backlog, Revenue, and Adjusted EBITDA as well as significant future organic growth and potential targeted M&A opportunities. Despite the numerous challenges of the global COVID-19 pandemic, 2021 proved to be another important and successful year in our Company’s journey.”

As a purpose-built, innovative provider of space infrastructure and services, Redwire’s product suite is a focal point of the growing space economy. The Company was a key contributor of capabilities on 12 launches in 2021 and has already confirmed participation in 8 planned launches in 2022.

Redwire posted robust triple-digit revenue growth compared with 2020 and demonstrated agility and industry leadership in navigating the current economic environment. Redwire generated over 260% growth in Gross Profit. Increased costs associated with being a public company contributed to an increase in net loss of 328%. Additionally, Pro Forma Adjusted EBITDA grew by 103%. This was a solid outcome given the various program delays throughout the year.

“In addition to our stellar organic growth, we are thrilled to have acquired Techshot Inc., to further advance Redwire’s unique positioning as the leader in on-orbit manufacturing and space commercialization. Techshot is the forerunner in space biotechnology, including game-changing In-Space 3D bioprinting capabilities, space biomedical research and plant science. With over a dozen payloads having flown, four of which are in current operations on the International Space Station, Techshot mirrors Redwire’s ‘Heritage + Innovation’ approach. Techshot has a history of proven flight heritage, sustainable revenue, and break-out intellectual property to fuel tremendous growth in the future. Combining Techshot’s leading position in commercial space biotechnology with Redwire’s leading position in on-orbit material manufacturing, adds significant scale and synergy to our commercial space offerings. This is a substantial step forward in our vision for people living and working in space and will generate significant value for our shareholders.”

2022 Guidance
For the fiscal year ending December 31, 2022, Redwire expects sales to be in a range of approximately $165 million to $195 million and Pro forma Adjusted EBITDA3 to be in a range of approximately $8 million to $15 million.

Cannito concluded, “The opportunity of what we are building at Redwire is enormous and we are continuing to gain momentum in the marketplace. With launch costs continuing to decline, we anticipate an unprecedented expansion of space infrastructure. The global space industry is projected to generate more than $2 trillion in revenue by 2040, up from $420 billion in 2019. Redwire’s foundational technologies such as power generation, 3D printing, deployable structures, sensors, avionics, advanced payloads, space biotechnology and digital engineering are the building blocks necessary for the future space economy.”

3 Pro forma Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. We are unable to provide guidance for net income (loss) or reconciliations to forward looking net income (loss) because we are unable to provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including. Thus, we are unable to present a quantitative reconciliation of the aforementioned forward looking non-GAAP financial measures to the most closely comparable forward looking U.S. GAAP financial measure because such information is not available. See “Non-GAAP Financial Information” for more information regarding Pro Forma Adjusted EBITDA.

Additional 2021 Business Highlights
•Completed the de-SPAC process and began trading on the New York Stock Exchange (“NYSE”) on September 3, 2021.
•Selected as a strategic mission partner by Virgin Orbit and Terran Orbital to provide a variety of products and services to support their expanding launch and constellation capabilities such as digital engineering and dynamic mission simulation software, roll out solar arrays, star trackers, and payload adapters.
•Demonstrated the feasibility of manufacturing space-enhanced products such as KDP crystals and ceramics via payloads designed and built by Redwire, opening the potential to disrupt optics manufacturing and high value rotating machinery terrestrial markets.
•Delivered six Coarse Sun Sensors and a Fine Sun Sensor Assembly for NASA’s Geostationary Operational Environmental Satellite (“GOES”). This is the third satellite in the series and is the Western Hemisphere’s most sophisticated weather observing and environmental monitoring system, vital to combating the effects of climate change.
•Under contract with NASA, completed preliminary design work on Optimast SCI, a novel in-space manufactured telescope using Archinaut technology which can spot more asteroids at greater resolutions than the Hubble Telescope.
•Awarded Firefly Blue Ghost Lunar Lander contract to provide avionics and critical Terrain Relative Navigation systems for NASA’s Artemis program to explore the Moon’s surface.
•Designed and built deployable Link 16 antennas for Tranche 0 of the Space Development Agency’s proliferated LEO satellite constellation, which is expected to deploy over 1,000 satellites over the next decade, ensuring constant world-wide global coverage.
Performance Summary for Twelve Months Ended December 31, 2021
•Revenue increased $96.8 million, or 237%, to $137.6 million for 2021 compared to the Successor 2020 Period. This increase was primarily due to newly acquired businesses, which contributed $32.8 million to revenue for 2021. Pro forma revenue4, presented as if all business combinations had taken place as of January 1, 2020, was $149.3 million and $127.0 million for 2021 and 2020, respectively.
•Cost of sales increased $75.5 million to $108.2 million for 2021 compared to the Successor 2020 Period. The increase was consistent with growth of the Redwire business. Cost of sales as a percentage of net revenues for 2021 period was 79%, compared with the 80% for the Successor 2020 Period.
•Gross margin increased $21.3 million to $29.4 million for 2021 compared to the Successor 2020 Period. This increase was primarily due to the newly acquired businesses consolidated into the Company.
•SG&A expense increased $65.6 million to $78.7 million for 2021 compared to the Successor 2020 Period. SG&A expense as a percentage of revenue was 57% in 2021, as compared to 32% for the Successor 2020 Period. This increase was primarily due to the inclusion of new start-up business ventures in the current year, increased costs associated with developing and supporting these new business ventures as well as costs incurred to take the Company public.
•Interest expense, net increased $5.4 million to $6.5 million for 2021 compared to the Successor 2020 Period. Interest expense, net as a percentage of revenue for 2021 was 5%, as compared to 3% for the Successor 2020 Period. The increase in interest expense, net was related to the new credit facilities entered into with Adams Street Capital.
•Net loss increased $47.2 million to $61.5 million for 2021 compared to the Successor 2020 Period. The increase in Net loss was driven by expenses associated with taking the Company public and, to a lesser extent, costs associated with developing and supporting the new business.
•Adjusted EBITDA increased $0.8 million to $1.3 million and Pro forma Adjusted EBITDA increased $1.6 million to $3.2 million for 2021 compared to the Successor 2020 Period.

4 Pro forma revenue is presented for the year ended December 31, 2021 and the Successor 2020 Period, giving effect to the acquisitions completed in 2021 and 2020 and is calculated in accordance with Article 8 of Regulation S-X. Adjusted EBITDA and Pro forma Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. See the table included in this press release for details regarding pro forma revenue.

Liquidity and Capital Resources
As of December 31, 2021, our available liquidity totaled $25.5 million, which was comprised of $20.5 million in cash and cash equivalents, and $5.0 million in available borrowings from our existing credit facilities. In addition, on March 25, 2022, Redwire increased available borrowings under its revolving credit facility to an aggregate of $25.0 million. The Company believes its existing sources of liquidity will be sufficient to meet its working capital needs.

As part of the Company’s debt management strategy, management continuously evaluates opportunities to further strengthen the Company’s financial position including the issuance of additional equity or debt securities, refinance or otherwise restructure the existing credit facilities, or enter into new financing arrangements, and Redwire plans to raise additional capital through one or more of these funding activities.

Company Completes Review of Previously Filed Financial Statements
The previously disclosed results of the Audit Committee investigation into potential accounting issues at a business subunit, which has concluded without identifying any material misstatements or the need for any restatements of the Company’s previously filed financial statements, confirmed the existence of previously identified internal control deficiencies as well as identified certain additional internal control deficiencies. Consequently, the Company expects to report an additional material weakness with respect to its control environment in its Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Specifically, certain members of senior management failed to reinforce the need for compliance with certain of the Company’s accounting and finance policies and procedures, including reinforcement of appropriate communication. The material weakness will not have an impact on the reported consolidated financial statements. As previously disclosed, the Company self-reported this matter to the SEC on November 8, 2021 and intends to continue to cooperate with any requests from the SEC.

Financial Results Investor Call
On March 31, 2022, at 5:30 P.M. ET, the Company will hold a conference call to report financial results for the year ended December 31, 2021. The earnings conference call can be accessed by calling 877-485-3108 (toll-free) or +1 201-689-8264 (toll). The listen-only audio webcast of the call will be available on the Redwire Investor Relations website: https://ir.redwirespace.com/. Please call in or log on at least five minutes in advance of the scheduled start time.
For those who are unable to listen to the live event, a replay will be available for two weeks by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13728349. To access the webcast replay, which will be available for up to a year following the event, visit https://ir.redwirespace.com/.
Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, are forward looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “would,” “approximately,” “likely,” “schedule,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) the company’s limited operating history; (2) matters relating to or arising from the company’s Audit Committee investigation, including regulatory investigations and proceedings, litigation matters, and potential additional expenses, may adversely affect our business and results of operations; (3) the possibility that the company’s assumptions relating to future results may prove incorrect; (4) the inability to successfully integrate recently completed and future acquisitions; (5) the emerging nature of the market for in-space infrastructure services; (6) the inability to convert orders in backlog into revenue; (7) early termination, audits, investigations, sanctions and penalties with respect to government contracts; (8) data breaches or incidents involving the company’s technology; (9) the company’s dependence on senior management and other highly skilled personnel; (10) significant fluctuation of our operating results; (11) incurrence of significant expenses and capital expenditures to execute our business plan; (12) the need for substantial additional funding to finance our operations, which may not be available when we need it, on acceptable terms or at all; (12) the impacts of COVID-19 on the company’s business, including as a result of current supply chain constraints, labor shortage and inflationary pressures; (13) adverse publicity stemming from any incident involving the company or its competitors; (14) any delays in the development, design, engineering and manufacturing of our products and services; (15) material weaknesses in our internal control over financial reporting that are unremediated; (16) inability to meet stock exchange listing standards; (17) the ability to recognize the anticipated benefits of the business combination Genesis Park Acquisition Corp., which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (18) costs related to the business combination with Genesis Park Acquisition Corp.; (19) changes in applicable laws or regulations; (20) the possibility that the company may be adversely affected by other economic, business, and/or competitive factors; and (15) other risks and uncertainties described in our Prospectus filed pursuant to Rule 424(b)(3) on October 4, 2021 and those indicated from time to time in other documents filed or to be filed with the SEC by the company.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Total backlog, Adjusted EBITDA, and Pro Forma Adjusted EBITDA.

We use certain financial measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources which are not calculated in accordance with U.S. GAAP and are considered to be Non-GAAP financial performance measures. These Non-GAAP financial performance measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Pro Forma Adjusted EBITDA are two such Non-GAAP financial measures that we use. Adjusted EBITDA is defined as net loss adjusted for interest expense, income tax expense (benefit), depreciation and amortization, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, capital market and advisory fees, write-off of long-lived assets, equity-based compensation and warrant liability change in fair value adjustment. Pro Forma Adjusted EBITDA is computed in accordance with Article 8 of Regulation S-X and is computed to give effect to the business combinations as if they occurred on January 1 of the year in which they occurred.

About Redwire Corporation
Redwire Corporation (NYSE: RDW) is a leader in mission critical space solutions and high reliability components for the next generation space economy, with valuable IP for solar power generation and in-space 3D printing and manufacturing. With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, Redwire is uniquely positioned to assist its customers in solving the complex challenges of future space missions. For more information, please visit www.redwirespace.com.

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands of U.S. dollars, except share and per share amounts)

	Successor		Predecessor
	Year Ended December 31, 2021	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020
Revenues	$137,601	$40,785	$16,651
Cost of sales	108,224	32,676	12,623
Gross margin	29,377	8,109	4,028
Operating expenses:
Selling, general and administrative	78,695	13,103	5,260
Contingent earnout expense	11,337	—	—
Transaction expenses	5,016	9,944	—
Research and development	4,516	2,008	387
Operating income (loss)	(70,187)	(16,946)	(1,619)
Interest expense, net	6,456	1,072	76
Other (income) expense, net	(3,837)	15	23
Income (loss) before income taxes	(72,806)	(18,033)	(1,718)
Income tax expense (benefit)	(11,269)	(3,659)	(384)
Net income (loss)	$(61,537)	$(14,374)	$(1,334)

Net income (loss) per share, basic and diluted	$(1.36)	$(0.39)	$—
Weighted-average shares outstanding:
Basic and diluted	45,082,544	37,200,000	—

Comprehensive income (loss):
Net income (loss)	$(61,537)	$(14,374)	$(1,334)
Foreign currency translation gain (loss), net of tax	(403)	506	2
Total other comprehensive income (loss), net of tax	(403)	506	2
Total comprehensive income (loss)	$(61,940)	$(13,868)	$(1,332)

REDWIRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of U.S. dollars, except share data)

	Successor
	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$20,523	$22,076
Accounts receivable, net	16,262	6,057
Contract assets	11,748	4,172
Inventory	688	330
Income tax receivable	688	688
Related party receivable	—	4,874
Prepaid insurance	2,819	—
Prepaid expenses and other current assets	2,488	1,109
Total current assets	55,216	39,306
Property, plant and equipment, net	19,384	3,262
Goodwill	96,314	52,711
Intangible assets, net	90,842	60,961
Deferred tax assets	—	—
Other non-current assets	—	534
Total assets	$261,756	$156,774

Liabilities and Equity
Current liabilities:
Accounts payable	$13,131	$7,158
Notes payable to sellers	1,000	1,827
Short-term debt, including current portion of long-term debt	2,684	1,074
Accrued expenses	17,118	7,462
Deferred revenue	15,734	15,665
Other current liabilities	1,571	378
Total current liabilities	51,238	33,564
Long-term debt	74,867	76,642
Warrant liabilities	19,098	—
Deferred tax liabilities	8,601	7,367
Other non-current liabilities	730	6
Total liabilities	154,534	117,579
Shareholders’ Equity:
Preferred stock, $0.0001 par value, 100,000,000 shares authorized; none issued and outstanding as of December 31, 2021	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 62,690,868 issued and outstanding as of December 31, 2021 and 37,200,000 issued and outstanding as of December 31, 2020	6	4
Additional paid-in capital	183,024	53,059
Accumulated deficit	(75,911)	(14,374)
Accumulated other comprehensive income (loss)	103	506
Shareholders’ equity	107,222	39,195
Total liabilities and shareholders’ equity	$261,756	$156,774

REDWIRE CORPORATION
PRO FORMA REVENUE
(Unaudited)

The following unaudited pro forma combined financial information has been prepared in accordance with Article 8 of Regulation S-X for the following periods:

(in thousands)	2021	2020	$ Change from prior year	% Change from prior year
Revenues	$137,601	$40,785	$96,816	237%
Impact of 2020 acquisitions	—	44,065	(44,065)	(100)
Impact of 2021 acquisitions	11,694	42,149	(30,455)	(72)
Pro forma revenues	$149,295	$126,999	$22,296	17.6%

Pro forma revenues for the year ended December 31, 2021 includes the Successor 2021 Period and the pre-acquisition 2021 results of Oakman, DPSS, and Techshot for the year ended December 31, 2021. Pro forma revenues for the year ended December 31, 2020 includes the Predecessor 2020 Period, the Successor 2020 Period, and the pre-acquisition results of Adcole, DSS, Roccor, LoadPath, Oakman, DPSS, and Techshot for the year ended December 31, 2020.

REDWIRE CORPORATION
RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1)
(Unaudited)

The table below presents a reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP for the following periods:

	Successor		Predecessor
(in thousands)	Year Ended December 31, 2021	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020
Net income (loss)	$(61,537)	$(14,374)	$(1,334)
Interest expense	6,458	1,074	83
Income tax expense (benefit)	(11,269)	(3,659)	(384)
Depreciation and amortization	10,584	3,107	59
Acquisition deal cost (i)	5,237	9,944	—
Acquisition integration cost (i)	2,383	937	—
Acquisition earnout cost (ii)	11,337	—	—
Purchase accounting fair value adjustment related to deferred revenue (iii)	310	598	—
Capital market and advisory fees (iv)	10,306	2,598	—
Litigation-related expenses (vi)	2,978	—	—
Write-off of long-lived assets (v)	—	227	—
Equity-based compensation (vii)	27,112	—	997
Warrant liability change in fair value adjustment (viii)	(2,629)	—	—
Adjusted EBITDA	$1,270	$452	$(579)
Pro forma impact on EBITDA (ix)	1,979	1,152	—
Pro forma adjusted EBITDA	$3,249	$1,604	$(579)
i.Redwire incurred acquisition costs including due diligence and integration costs.
ii.Redwire incurred acquisition costs related to the Roccor and MIS contingent earnout payments.
iii.Redwire incurred purchase accounting fair value adjustments to unwind deferred revenue for Adcole, MIS, Roccor, and DPSS.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with preparation for the business combination with Genesis Part Acquisition Corp (the “Merger”).
v.Redwire incurred write-off costs for long-lived assets at Adcole related to the write-off of leasehold improvements when Adcole moved office locations.
vi.Redwire incurred expenses related to the securities litigation as further described in Note N of the accompanying notes to the consolidated financial statements.
vii.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
viii.Redwire adjusted the fair value of the private warrants between the initial valuation as of September 2, 2021, the date the warrants were assumed, and December 31, 2021.
ix.Pro forma impact represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred. For the year ended December 31, 2021 the pro forma impact included Oakman from January 1, 2021 to January 15, 2021, DPSS from January 1, 2021 to February 17, 2021, and Techshot from January 1, 2021 to November 1, 2021 and for the year ended December 31, 2020 the pro forma impact includes Adcole from January 1, 2020 to March 2, 2020, DSS from January 1, 2020 to June 1, 2020, MIS from January 1, 2020 to June 22, 2020, Roccor from January 1, 2020 to October 28, 2020 and LoadPath from January 1, 2020 to December 11, 2020.

(1) Adjusted EBITDA and pro forma Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. See “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA and pro forma Adjusted EBITDA.

REDWIRE CORPORATION
TOTAL BACKLOG
(Unaudited)

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $10.7 million and $4.3 million in remaining contract value from time and materials contracts as of December 31, 2021 and as of December 31, 2020, respectively.

Organic contracted backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Similarly, organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period.

	Successor
(in thousands)	December 31, 2021	December 31, 2020
Organic backlog as of January 1	$122,273	$77,663
Organic additions during the period	86,013	102,045
Organic revenue recognized during the period	(105,452)	(57,435)
Organic backlog at end of period	102,834	122,273

Acquisition-related contract value beginning of period	—	—
Acquisition-related additions during the period	64,124	—
Acquisition-related revenue recognized during the period	(32,149)	—
Acquisition-related backlog at end of period	31,975	—

Contracted backlog at end of period	$134,809	$122,273

Our total backlog as of December 31, 2021, which includes both contracted and uncontracted backlog, was $271.6 million. Uncontracted backlog represents the anticipated contract value, or portion thereof, of goods and services to be delivered under existing contracts which have not been appropriated or otherwise authorized. Our uncontracted backlog as of December 31, 2021 was $136.8 million. Uncontracted backlog includes $67.8 million of contract extensions under negotiation that are priced, fully scoped, verbally awarded, and expected to be executed shortly.

September 30, 2021 Financials
(Nine months ended)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	Successor				Predecessor
	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Period from February 10, 2020 to September 30, 2020	Period from January 1, 2020 to June 21, 2020
Revenues	$32,680	$12,485	$96,526	$17,656	$16,651
Cost of sales	26,786	10,546	74,418	14,027	12,623
Gross margin	5,894	1,939	22,108	3,629	4,028
Operating expenses:
Selling, general and administrative	34,333	3,520	57,855	5,461	5,260
Contingent earnout expense	113	—	11,227	—	—
Transaction expenses	1,128	500	3,547	5,959	—
Research and development	1,371	776	3,326	1,303	387
Operating income (loss)	(31,051)	(2,857)	(53,847)	(9,094)	(1,619)
Interest expense, net	1,740	82	4,931	82	76
Other (income) expense, net	(2,957)	8	(2,980)	21	23
Income (loss) before income taxes	(29,834)	(2,947)	(55,798)	(9,197)	(1,718)
Income tax expense (benefit)	(5,582)	(611)	(7,971)	(1,889)	(384)
Net income (loss)	$(24,252)	$(2,336)	$(47,827)	$(7,308)	$(1,334)

Net income (loss) per share, basic and diluted	$(0.55)	$(0.06)	$(1.21)	$(0.20)	$—
Weighted-average shares outstanding:
Basic and diluted	44,036,040	37,200,000	39,503,720	37,200,000	—

Comprehensive income (loss):
Net income (loss)	$(24,252)	$(2,336)	$(47,827)	$(7,308)	$(1,334)
Foreign currency translation gain (loss), net of tax	(119)	304	(298)	342	2
Total other comprehensive income (loss), net of tax	(119)	304	(298)	342	2
Total comprehensive income (loss)	$(24,371)	$(2,032)	$(48,125)	$(6,966)	$(1,332)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of U.S. dollars, except share data)

	Successor
	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$27,258	$22,076
Accounts receivable, net	10,396	6,057
Contract assets	9,364	4,172
Inventory	607	330
Income tax receivable	688	688
Related party receivable	—	4,874
Prepaid insurance	3,806	—
Prepaid expenses and other current assets	1,855	1,109
Total current assets	53,974	39,306
Property, plant and equipment, net	4,830	3,262
Goodwill	69,625	52,711
Intangible assets, net	87,453	60,961
Other non-current assets	125	534
Total assets	$216,007	$156,774

Liabilities and Equity
Current liabilities:
Accounts payable	$7,390	$7,158
Notes payable to sellers	888	1,827
Short-term debt, including current portion of long-term debt	3,827	1,074
Accrued expenses	12,841	7,462
Deferred revenue	11,737	15,665
Other current liabilities	823	378
Total current liabilities	37,506	33,564
Long-term debt	74,989	76,642
Warrant liabilities	18,789	—
Deferred tax liabilities	6,415	7,367
Other non-current liabilities	—	6
Total liabilities	137,699	117,579
Shareholders’ Equity:
Preferred stock, $0.0001 par value, 100,000,000 shares authorized; none issued and outstanding as of September 30, 2021	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 59,661,273 issued and outstanding as of September 30, 2021 and 37,200,000 issued and outstanding as of December 31, 2020	6	4
Additional paid-in capital	140,295	53,059
Accumulated deficit	(62,201)	(14,374)
Accumulated other comprehensive income (loss)	208	506
Shareholders’ equity	78,308	39,195
Total liabilities and shareholders’ equity	$216,007	$156,774

REDWIRE CORPORATION
RECONCILIATION OF ADJUSTED EBITDA(1)
(Unaudited)

The table below presents a reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP for the following periods:

	Successor				Predecessor
(in thousands)	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Period from February 10, 2020 to September 30, 2020	Period from January 1, 2020 to June 21, 2020
Net income (loss)	$(24,252)	$(2,336)	$(47,827)	$(7,308)	$(1,334)
Interest expense	1,740	83	4,933	83	83
Income tax expense (benefit)	(5,582)	(611)	(7,971)	(1,889)	(384)
Depreciation and amortization	2,606	1,227	7,508	1,646	59
Acquisition deal cost (i)	1,274	500	3,693	5,959	—
Acquisition integration cost (i)	768	450	1,573	573	—
Acquisition earnout cost (ii)	113	—	11,227	—	—
Purchase accounting fair value adjustment related to deferred revenue (iii)	81	234	248	254	—
Capital market and advisory fees (iv)	2,458	150	8,462	350	—
Write-off of long-lived assets (v)	—	—	—	227	—
Equity-based compensation (vi)	22,919	—	22,919	—	997
Warrant liability change in fair value adjustment (vii)	(2,938)	—	(2,938)	—	—
Adjusted EBITDA	$(813)	$(303)	$1,827	$(105)	$(579)
Pro forma impact on EBITDA (viii)	—	—	299	(941)	—
Pro forma adjusted EBITDA	$(813)	$(303)	$2,126	$(1,046)	$(579)
iRedwire incurred acquisition costs including due diligence and integration costs.
iiRedwire incurred acquisition costs related to the Roccor and MIS contingent earnout payments.
iiiRedwire incurred purchase accounting fair value adjustments to unwind deferred revenue for Adcole, MIS, Roccor, and DPSS.
ivRedwire incurred capital market and advisory fees related to advisors assisting with preparation for the Merger.
vRedwire incurred write-off costs for long-lived assets at Adcole related to the write-off of leasehold improvements when Adcole moved office locations.
viRedwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
viiRedwire adjusted the fair value of the private warrants between the initial valuation as of September 2, 2021, the date the warrants were assumed, and September 30, 2021.
viiiPro forma impact represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred. For the three months ended September 30, 2021 and September 30, 2020, there was no pro forma impact, for the nine months ended September 30, 2021, the pro forma impact included Oakman from January 1, 2021 to January 15, 2021 and DPSS from January 1, 2021 to February 17, 2021, for the nine months ended September 30, 2020, the pro forma impact includes Adcole from January 1, 2020 to March 2, 2020 and DSS from January 1, 2020 to June 1, 2020.

(1) Adjusted EBITDA and pro forma Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. See “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA and pro forma Adjusted EBITDA.